Orgain, Bell  & Tucker, L.L.P.
                                attorneys at law
                               470 Orleans Street
                                 P. O. Box 1751                   other offices
                           Beaumont, Texas 77704-1751               Houston
   BENNY H. HUGHES          Telephone (409) 838-6412                Austin
     of Counsel                Fax (409) 838-6959                   Silsbee
   Extension 1365                 www.obt.com
E-MAIL:  BennyHughes@msn.com


                                                     Exhibit F-1(c)
                         December 6, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

    With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-9751), filed by Entergy Gulf States, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by the Company of one or more new series of first mortgage bonds (the "First Mortgage Bonds"); (2) the Commission's order dated December 26, 2000 (the "Order") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said First
Mortgage Bonds; and (3) the issuance and sale by the Company on November 26, 2002 of $140,000,000 in aggregate principal amount of its First Mortgage Bonds 6% Series due December 1, 2012 (the
"Bonds"), I advise you that in my opinion:

    (a) the Company is a corporation duly organized and validly existing under the laws of the state of Texas;

    (b) all laws of the State of Texas that relate to or are applicable to the issuance and sale of the Bonds (other than "blue sky" or similar laws, as to which I express no opinion) have been complied with;

    (c) the Bonds are valid and binding obligations of the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting enforcement of creditors' rights and by general equitable principles (whether considered in a proceeding in equity or law).

    I am a member of the State Bar of Texas and for purposes of this opinion do not hold myself out as an expert on the laws of any other state. Thelen Reid & Priest and Mark G. Otts may rely on this opinion as to matters of Texas law in rendering their opinion to the Commission regarding the Bonds.

    My consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                                Sincerely yours,

                                ORGAIN, BELL & TUCKER, L.L.P.


                                /s/ Benny H. Hughes

                                Benny H. Hughes

BHH\lr